Exhibit 99.1

DESCRIPTION OF SERIES B PARTICIPATING PREFERRED STOCK

The description of the particular terms and provisions of our Series B Participating Preferred Stock contained in this prospectus supplement supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock in the accompanying prospectus, to which description reference is hereby made.

For purposes of this section, references to “we,” “our” and “the Company” refer only to Farmland Partners Inc. and not to any of its subsidiaries. The term “Articles Supplementary” means the articles supplementary creating and designating the terms of our Series B Participating Preferred Stock that we will file with the State Department of Assessments and Taxation of Maryland.

General

Under our articles of amendment and restatement, or our charter, we currently are authorized to issue up to 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter further provides that our Board of Directors may classify any unissued shares of preferred stock into one or more classes or series of stock and, prior to issuance of any class or series of preferred stock, shall set the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such class or series. Prior to the completion of this offering, there will be no shares of our preferred stock outstanding. There are no preemptive rights with respect to our Series B Participating Preferred Stock.

Maturity

The Series B Participating Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption (except as described below under “—Redemption—Redemption upon an Absence of Suitable Indices Event” and “—Conversion Rights—Conversion upon an Absence of Suitable Indices Event”), and will remain outstanding indefinitely unless (i) we redeem such shares of Series B Participating Preferred Stock at our option as described below in “—Redemption—Redemption at Our Option,” (ii) we convert such shares of Series B Participating Preferred Stock at our option as described below in “—Conversion Rights—Conversion at Our Option” or (iii) subject to our special right of redemption in the event of a Change of Control (as defined below), they are converted by the holder of such shares of Series B Participating Preferred Stock in the event of a Change of Control as described below in “—Conversion Rights—Conversion upon a Change of Control.”

Reopening

The Articles Supplementary establishing our Series B Participating Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series B Participating Preferred Stock, in order to issue additional shares of Series B Participating Preferred Stock from time to time. We may in the future issue additional shares of Series B Participating Preferred Stock without your consent. Any additional shares of Series B Participating Preferred Stock will have the same terms as the shares of Series B Participating Preferred Stock that we are issuing in this offering. These additional shares of Series B Participating Preferred Stock will, together with the shares of Series B Participating Preferred Stock being issued in this offering, constitute a single series of securities.

Ranking

The Series B Participating Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

(1) senior to our common stock and to any other class or series of our equity securities expressly designated as ranking junior to the Series B Participating Preferred Stock;

(2) on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Participating Preferred Stock; and

(3) junior to our existing and future indebtedness and all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Participating Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or Liquidation Event, which issuance is subject to the approval of the holders of two-thirds of the then-outstanding shares of Series B Participating Preferred Stock and any parity preference shares.

The term “equity securities” does not include convertible debt securities, which debt securities would rank senior to the Series B Participating Preferred Stock.

In accordance with the terms of the partnership agreement of our Operating Partnership, we will contribute the net proceeds from the sale of the Series B Participating Preferred Stock to our Operating Partnership, and our Operating Partnership will issue to us a number of Series B participating preferred units of limited partnership interest in our Operating Partnership, or Series B Participating Preferred Units, equal to the number of shares of Series B Participating Preferred Stock sold in this offering. The Series B Participating Preferred Units will rank, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership, senior to Class A common units, or OP Units, and long term incentive units of partnership interest in our Operating Partnership and on parity with the existing Series A preferred units of limited partnership interest in our Operating Partnership, or Series A Preferred Units.

As of June 30, 2017, there are 117,000 Series A Preferred Units outstanding, each of which has a liquidation preference of $1,000 per unit. Series A Preferred Units are entitled to cash distributions at a rate of 3.00% per annum of the $1,000 liquidation preference per Series A Preferred Unit (equivalent to a fixed annual amount of $30.00 per Series A Preferred Unit) payable annually in arrears on January 15 of each year or the next succeeding business day. On or after March 2, 2026, each holder of Series A Preferred Units has the right to convert each Series A Preferred Unit into a number of OP Units equal to (i) the $1,000 liquidation preference plus all accumulated and unpaid distributions, divided by (ii) the volume-weighted average price per share of our common stock for the 20 trading days immediately preceding the applicable conversion date. All OP Units received upon conversion may be immediately tendered for redemption for cash or, at the Company’s option, for shares of common stock on a one-for-one basis, subject to the terms and conditions set forth in the partnership agreement for our Operating Partnership. Prior to date on which the Series A Preferred Units are converted into OP Units, the Series A Preferred Units may not be tendered for redemption by the holders. On or after March 2, 2021, our Operating Partnership has the right to redeem some or all of the Series A Preferred Units for cash in an amount equal to the $1,000 liquidation preference plus accrued and unpaid dividends.

In the future, our Operating Partnership may create additional classes or series of common or preferred units, including preferred units that are senior to the Series B Participating Preferred Units (subject to the rights of any holders of preferred units), or issue additional common or preferred units of any class or series (including long term incentive units) without the consent of any holder of the Series B Participating Preferred Stock.

Dividends

When, as and if authorized by our Board of Directors, holders of shares of the Series B Participating Preferred Stock will be entitled to receive cumulative cash dividends from and including the issue date, payable quarterly in arrears on the last day of March, June, September and December of each year, beginning on September 30, 2017, at the rate of 6.00% per annum on the initial liquidation preference per share (equivalent to the fixed annual rate of $1.50 per share). The first dividend is scheduled to be paid on September 30, 2017 to holders of record as of September 15, 2017 and will be a pro rata dividend from and including the original issue date to, but excluding, September 30, 2017. If any dividend payment date falls on any day other than a business day as defined in the Articles Supplementary for our Series B Participating Preferred Stock, the dividend due on such dividend payment date shall be paid on the first business day immediately following such dividend payment date, and no dividends will accrue as a result of such delay. Dividends will accrue and be cumulative from, and including, the prior dividend payment date (or, if no prior dividend payment date, the original issue date of the Series B Participating Preferred Stock) to, but excluding, the next dividend payment date, to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series B Participating Preferred Stock are the March 15, June 15, September 15 or December 15 immediately preceding the relevant dividend payment date. If any record date falls on any day other than a business day as defined in the Articles Supplementary for our Series B Participating Preferred Stock, the record date shall be the immediately preceding business day. Prior to September 30, 2024, no dividends will accrue or be paid on any FVA Amount (as defined below).

On and after September 30, 2024, in lieu of the dividend rate detailed in the preceding paragraph, a dividend rate of 10.00% per annum will accrue and be paid on the initial liquidation preference per share of Series B Participating Preferred Stock plus the FVA Amount, if any.

Our Board of Directors will not authorize and we will not pay or set apart for payment dividends on our Series B Participating Preferred Stock at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules. See the section “Supplemental U.S. Federal Income Tax Considerations” in this prospectus supplement. You should review the information appearing in the last paragraph under this caption “—Dividends” for information regarding the circumstances under which the terms of our credit facilities, term loans and other debt may limit or prohibit the payment of dividends on the Series B Participating Preferred Stock.

Notwithstanding the foregoing, dividends on the Series B Participating Preferred Stock will accrue whether or not there are funds legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Participating Preferred Stock that may be in arrears, and holders of the Series B Participating Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Participating Preferred Stock, including any Capital Gains Amounts, as described in the paragraph below, shall first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

If, for any taxable year, we designate as a “capital gain dividend,” as defined in Section 857 of the Code, any portion of the dividends, or the Capital Gains Amount, as determined for federal income tax purposes, paid or made available for that year to holders of all classes of our capital stock then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of shares of Series B Participating Preferred Stock will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series B Participating Preferred Stock for the year bears to the total dividends paid or made available for that year to holders of all classes of our capital stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders. For a discussion of the tax treatment of dividends designated as “capital gain dividends,” see “Supplemental U.S. Federal Income Tax Considerations” in this prospectus supplement.

Future distributions on shares of our common stock and shares of our preferred stock, including the Series B Participating Preferred Stock offered hereby, will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, funds from operations, adjusted funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our Board of Directors deems relevant. In addition, our credit facilities, term loans and other debt contain provisions that could limit or, in certain cases, prohibit the payment of distributions on shares of our common stock and preferred stock, including the Series B Participating Preferred Stock offered hereby. Accordingly, although we expect to pay quarterly cash distributions on our common stock and scheduled cash dividends on our Series B Participating Preferred Stock being offered hereby, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.

Voting Rights

Holders of Series B Participating Preferred Stock generally will have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series B Participating Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of Series B Participating Preferred Stock (voting separately as a class together with the holders of all other classes or series of parity preferred stock and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors at a special meeting of stockholders called upon the request of the holders of at least 10% of the then-outstanding shares of Series B Participating Preferred Stock or at our next annual meeting of stockholders and each subsequent annual meeting of stockholders thereafter, each additional director being referred herein to as a Preferred Stock Director, until all unpaid dividends with respect to the Series B Participating Preferred Stock and such other classes or series of preferred stock with like voting rights have been paid. Any Preferred Stock Directors will be elected by a vote of holders of record of a majority of the outstanding shares of Series B Participating Preferred Stock and any other class or series of parity preferred stock with like voting rights, voting together as a single class. Special meetings of stockholders called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series B Participating Preferred Stock or any other class or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class), will pay all costs and expenses of calling and holding such special meeting of stockholders.

Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the then-outstanding shares of Series B Participating Preferred Stock and all other classes or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the then-outstanding shares of Series B Participating Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable).

So long as any shares of Series B Participating Preferred Stock remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Participating Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class), authorize, create, or increase the number of authorized or issued shares of, any class or series of equity securities ranking senior to the Series B Participating Preferred Stock with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event, or reclassify any of our authorized equity securities into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such equity securities. However, we may, without the consent of any holder of Series B Participating Preferred Stock, create and issue additional classes or series of parity equity securities and junior equity securities, and/or amend our charter and the Articles Supplementary for the Series B Participating Preferred Stock to increase the authorized number of shares of parity equity securities (including the Series B Participating Preferred Stock) and junior equity securities.

In addition, the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Participating Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class) is required for us to amend, alter or repeal any provision of our charter so as to materially and adversely affect the terms of the Series B Participating Preferred Stock. If such amendment to our charter does not equally affect the terms of the Series B Participating Preferred Stock and the terms of one or more other classes or series of parity preferred stock, the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding shares of Series B Participating Preferred Stock, voting separately as a class, is required. Holders of the Series B Participating Preferred Stock also will have the exclusive right to vote on any amendment to our charter on which holders of the Series B Participating Preferred Stock are otherwise entitled to vote and that would alter only the rights, as expressly set forth in our charter, of the Series B Participating Preferred Stock.

In any matter in which holders of Series B Participating Preferred Stock may vote (as expressly provided in the Articles Supplementary setting forth the terms of the Series B Participating Preferred Stock), each share of Series B Participating Preferred Stock shall be entitled to one vote.

Liquidation Preference

If we experience a Liquidation Event, holders of our Series B Participating Preferred Stock will have the right to receive the sum of (i) the initial liquidation preference, (ii) the FVA Amount (if the FVA Amount for the relevant period is a positive number) and (iii) an amount per share of Series B Participating Preferred Stock equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders, or the Final Liquidation Preference, before any distribution or payment is made to holders of our common stock and any other class or series of our equity securities ranking junior to the Series B Participating Preferred Stock as to liquidation, dissolution or winding up. The rights of holders of Series B Participating Preferred Stock to receive this amount will be subject to the proportionate rights of any other class or series of our equity securities ranking on parity with the Series B Participating Preferred Stock as to rights upon liquidation, dissolution or winding up, and junior to the rights of any class or series of our equity securities expressly designated as ranking senior to the Series B Participating Preferred Stock. In addition, our obligation to pay the Final Liquidation Preference will be subject to the proportionate rights of holders of Series A Preferred Partnership Units and any other class or series of units of limited partnership interest in our Operating Partnership that rank senior to, or on parity with, the Series A Preferred Units and the Series B Participating Preferred Units.

Holders of Series B Participating Preferred Stock will be entitled to written notice of any distribution in connection with any Liquidation Event not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Series B Participating Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a Liquidation Event.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of any of our shares of capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Participating Preferred Stock will not be added to our total liabilities.

Farmland Value Appreciation Amount

The initial liquidation preference for the Series B Participating Preferred Stock may be increased by the FVA Amount. The FVA Amount for any year will equal the product of the initial liquidation preference and the FVA Factor (as defined below) for such period. However, the FVA Amount for all periods after September 30, 2024 will be equal to the FVA Amount calculated based on the Land Value Report issued in 2024, or the 2024 Land Value Report, and the FVA Amount will be subject to a cap as described below under the caption “—Cap on Total Return.”

The FVA Amount for the Series B Participating Preferred Stock may be realized upon (i) exercise by us of our optional redemption right or conversion right after September 30, 2021,

(ii) any conversion or redemption in connection with a Change of Control (as defined below) or (iii) liquidation, dissolution or winding up of the Company. In addition, on and after September 30, 2024, dividends will accrue on the FVA Amount, if any, added to the initial liquidation preference per share of Series B Participating Preferred Stock.

The FVA Amount will be calculated only once per year, promptly after the release of the Land Value Report. Accordingly, the FVA Amount will always be calculated using data from the initial publication of each Land Value Report, notwithstanding the fact that the NASS, ASB and/or USDA may update Land Values for any particular year in subsequent Land Value Reports. As a result, holders of Series B Participating Preferred Stock will not realize the benefit of any increases in Land Values, or the detriment of any decreases in Land Values, that occur after a Report Release Date (as defined below) for any given year but prior to the Report Release Date for the subsequent year, except to the extent of any Premium Amount (as defined below).

Farmland Value Appreciation Factor

FVA for the Series B Participating Preferred Stock represents the cumulative change, from the 2017 estimated average value per acre of farmland in the 17 states in which we own farmland, weighted by the percentage of the total unaudited book value of our properties held in each Portfolio State as of June 30, 2017, or the Weighting Factor. We refer to these 17 states as Portfolio States. FVA is determined using “Farm Real Estate, Average Value per Acre,” or Land Value, contained in the annual agricultural Land Values summary, or Land Value Report, released by the National Agricultural Statistics Service, or NASS, the Agricultural Statistics Board, or ASB, and the United States Department of Agriculture, or USDA, and is currently disclosed at the following URL: http://usda.mannlib.cornell.edu/MannUsda/viewDocumentInfo.do?documentID=1446. The contents of the USDA website are not incorporated by reference in or otherwise part of this prospectus supplement or the accompanying prospectus. The farm real estate values reported in the Land Value Report are a measure of the values of all land and buildings on farms in the United States. Other indices referenced in this prospectus supplement will not be used in calculating the FVA Amount.

As described in the Land Value Report, the estimates of farmland values in the report are based primarily on the June Area Survey, conducted each year during the first two weeks of June. The survey uses a complete, probability-based land-area sampling frame. A sample of approximately 11,000 segments of land is selected, each approximately one square mile in size. Enumerators collecting data for the June Area Survey contact all agricultural producers operating land within the boundaries of the sampled land segments and record land value information for cropland and pasture within these segments. They also collect an estimated value of all land and buildings for the operator’s entire farming operation and the estimated percent change from the previous year.

Once data are summarized, each regional field office conducts an analysis of the summarized indications and any other available information for the states covered by the Land Value Report. Those offices then set estimates for land values and submit these recommendations to the ASB, which prepares and disseminates hundreds of reports every year providing the official USDA estimates on crops, livestock and economic indicators in the agricultural industry.

Subject to the calculation of the FVA as described below, the value set forth in the Land Value Report, or the Land Value, with respect to each of the 17 Portfolio States listed below, will be used for the purpose of calculating FVA.

FVA for the Series B Participating Preferred Stock will be calculated as follows:

(i) The change in FVA for each Portfolio State since the 2017 Land Value Report (as defined below) will be calculated promptly following each date of the release of the Land Value Report for each year, or Report Release Date, in accordance with the following equation, where “PSx” represents any given Portfolio State and “FVAx” represents the change in FVA for such Portfolio State:

FVAx = ((Land Value for PSx as of the most recent Report Release Date ÷ Land Value for PSx for 2017) × 100) - 100

For the avoidance of doubt, for the purposes of calculating FVAx, (i) the Land Value for PSx for 2017 shall be as reported in the Land Value Report that was published on August 3, 2017, or the 2017 Land Value Report, and (ii) the Land Value for PSx for 2024 shall be as reported in the 2024 Land Value Report, in each case, notwithstanding any future revisions to such value that may be included in the Land Value Report on subsequent Report Release Dates.

(ii) The “Cumulative FVA” is the sum of the seventeen (17) products of (A) the change in FVA for a given Portfolio State since the 2017 Land Value Report (expressed below as “FVAx” and, for any given Portfolio State, as calculated as described in paragraph (i) above) and (B) the relative weighting for a given Portfolio State (expressed below as “Wx”) and, for any given Portfolio State, as set forth in the table in paragraph (iii) below), divided by 100 in order to be expressed as a percentage, which will be calculated promptly following each Report Release Date in accordance with the following equation:

Cumulative FVA = ((FVA1 × W1) + (FVA2 × W2) + (FVA3 × W3) + ... (FVA17 × W17)) ÷ 100

(iii) The following relative weightings for each Portfolio State will be used in determining Cumulative FVA in accordance with paragraph (ii) above, as well as any Premium Amount:

Portfolio State	Weighting Factor
Illinois	34.344%
California	19.265%
South Carolina	6.892%
North Carolina	6.695%
Colorado	6.318%
Arkansas	5.776%
Nebraska	4.292%
Louisiana	4.275%
Florida	3.580%
Mississippi	2.037%
Georgia	1.923%
Michigan	1.451%
Texas	0.855%
Virginia	0.752%
South Dakota	0.696%
Kansas	0.484%
Alabama	0.365%
Total (17 Portfolio States)	100.0%

The change in FVA for each Portfolio State since the 2017 Land Value Report will be included in the calculation of “Cumulative FVA” regardless of whether it is positive, negative or zero. The FVA Factor for any year will equal the product of Cumulative FVA (calculated as described above) for such year (expressed as a percentage) multiplied by a constant investor participation percentage of 50%. The FVA Amount, at any time it is measured, cannot be negative, so the liquidation preference per share of Series B Participating Preferred Stock will never be lower than $25.00.

The NASS, the ASB and the USDA have historically released the Land Value Report for a given year in early August. Each year during which shares of Series B Participating Preferred Stock are outstanding, we will make available the annual measurement showing the aggregate FVA Amount per share of Series B Participating Preferred Stock for the then-current year based on the most recent Land Value Report. We will also provide updates and maintain such information on the “Investor Relations” page of our corporate website.

If at any time prior to September 30, 2024, the NASS, the ASB and/or the USDA no longer publish the Land Value Report, or if the Land Value Report no longer covers one or more of the Portfolio States, we will promptly make a good faith selection of a publicly available alternative report, index or indices after examining publicly available reports and indices that are reasonably comparable to the Land Value Report to cover the Portfolio State or Portfolio States no longer covered by the Land Value Report. If we select an alternative source or sources, we will disclose the new source for calculating the FVA Amount and the Premium Amount on the “Investor Relations” page of our corporate website and in a Current Report on Form 8-K filed or furnished with the SEC. If a suitable public alternative source or sources is not available, we will, at our option, either redeem or convert the shares of Series B Participating Preferred Stock within 410 days after the date that the Land Value Report was last published, as described in “—Redemption—Redemption upon Absence of Suitable Indices Event” (in the case of a redemption) or as described in “—Conversion Rights—Conversion upon an Absence of Suitable Indices Event” (in the case of a conversion). We refer to the absence of a suitable alternative source or sources herein as an Absence of Suitable Indices Event.

The following table summarizes the Portfolio States at June 30, 2017 by the Weighting Factor, and the Weighting Factor is fixed while shares of the Series B Participating Preferred Stock remain outstanding.

The following table also sets forth the historical percentage change in the FVA with respect to each of these Portfolio States for the period from 2010 to 2017 and the total weighted average percentage change in the FVA during that period. The table sets forth the methodology used to calculate the percentage change for each Portfolio State and the total weighted average percentage change for all Portfolio States using the Land Values for each Portfolio State. In order to measure the percentage change from 2010, the actual Land Value for each Portfolio State as of 2010 has been set at a baseline value of 100.0. For the subsequent periods, the table sets forth the change in the Land Value relative to the baseline value of 100.0. The information in this table is for illustrative purposes only, is historical and is not intended to predict future farmland value appreciation. See “Risk Factors—The various hypothetical figures and illustrations contained in this prospectus supplement should not be taken as an indication or prediction of future investment results” and “Risk Factors—There is no guarantee that any FVA Amount or Premium Amount will accrue or be paid on the Series B Participating Preferred Stock.”

	Weighting	Land Value (Relative to 2010) as of								Percentage Change in FVA from
Portfolio State	Factor (1)	2010 (2)	2011	2012	2013	2014	2015	2016	2017	2010 to 2017
Illinois	34.344%	100.0	122.6	144.1	167.7	161.7	161.3	159.1	157.0	57.0%
California	19.265%	100.0	98.5	107.5	109.0	109.0	114.9	117.9	129.9	29.9%
South Carolina	6.892%	100.0	100.0	100.0	98.3	103.8	103.8	103.4	103.4	3.4%
North Carolina	6.695%	100.0	108.2	108.2	110.2	109.2	109.0	107.7	107.7	7.7%
Colorado	6.318%	100.0	101.9	108.3	118.5	125.0	133.3	131.5	132.4	32.4%
Arkansas	5.776%	100.0	104.0	114.0	120.0	114.0	122.0	122.0	127.2	27.2%
Nebraska	4.292%	100.0	121.9	177.4	208.9	213.7	208.9	202.1	198.6	98.6%
Louisiana	4.275%	100.0	107.3	117.1	124.4	130.2	136.6	141.5	146.3	46.3%
Florida	3.580%	100.0	94.0	92.0	90.0	105.0	108.0	106.0	114.0	14.0%
Mississippi	2.037%	100.0	104.4	105.4	105.4	115.3	119.2	121.7	123.2	23.2%
Georgia	1.923%	100.0	97.4	89.7	92.3	84.6	83.8	87.2	91.0	–9.0%
Michigan	1.451%	100.0	105.5	116.4	131.5	128.8	134.2	131.5	131.5	31.5%
Texas	0.855%	100.0	107.4	110.4	111.0	113.5	119.0	120.2	128.2	28.2%
Virginia	0.752%	100.0	97.8	96.7	98.9	93.9	93.9	93.5	94.6	–5.4%
South Dakota	0.696%	100.0	119.6	152.2	195.7	225.0	252.2	244.6	237.0	137.0%
Kansas	0.484%	100.0	117.9	146.2	179.2	193.4	191.5	177.4	174.5	74.5%
Alabama	0.365%	100.0	97.6	95.2	95.2	123.8	125.2	128.6	131.0	31.0%

Total / Weighted Average	100.0%									38.8	%(3)

(1)         Based on the total unaudited book value of our properties in each Portfolio State as of June 30, 2017. These will be the Weighting Factors for measurement of Cumulative FVA and the Premium Amount and will at no time change as it relates to the Series B Participating Preferred Stock.

(2)         For the illustrative purposes of this table, the FVA has been indexed as of 2010 and, as such, a baseline index value of 100.0 has been assigned to each Portfolio State as of such year. The Land Values with respect to the other periods presented are relative measures calculated in relation to the baseline index value. The actual FVA will be indexed as of 2017. See the table on the following page for an illustration of how the FVA will be indexed as of 2017.

(3)         Represents the total weighted average percentage change in the FVA for the period from 2010 to 2017, based on the Portfolio State weighting percentages set forth above.

The following table sets forth, for each of the Portfolio States (weighted by the Weighting Factor), the actual 2017 Land Values, which is the year from which FVA will be measured for purposes of calculating the FVA Amount. The 2017 Land Values are those that were included in the 2017 Land Value Report, which was published on August 3, 2017, notwithstanding any future revisions to such values that may be included in subsequent Land Value Reports. The table also sets forth the calculations performed in order to assign a baseline value of 100.0 for all Portfolio States as of 2017 for purposes of calculating the cumulative change in FVA for the Portfolio States relative to such date.

Portfolio State	Weighting Factor (1)	2017 Land Value (2)	Multiplier Applied to Establish Baseline Value (3)	Assigned Baseline Value (4)
Illinois	34.344%	$7,300	0.013699	100.0
California	19.265%	$8,700	0.011494	100.0
South Carolina	6.892%	$3,000	0.033333	100.0
North Carolina	6.695%	$4,450	0.022472	100.0
Colorado	6.318%	$1,430	0.069930	100.0
Arkansas	5.776%	$3,180	0.031447	100.0
Nebraska	4.292%	$2,900	0.034483	100.0
Louisiana	4.275%	$3,000	0.033333	100.0
Florida	3.580%	$5,700	0.017544	100.0
Mississippi	2.037%	$2,500	0.040000	100.0
Georgia	1.923%	$3,550	0.028169	100.0
Michigan	1.451%	$4,800	0.020833	100.0
Texas	0.855%	$2,090	0.047847	100.0
Virginia	0.752%	$4,350	0.022989	100.0
South Dakota	0.696%	$2,180	0.045872	100.0
Kansas	0.484%	$1,850	0.054054	100.0
Alabama	0.365%	$2,750	0.036364	100.0

(1)         Based on the total unaudited book value of our properties in each Portfolio State as of June 30, 2017. These will be the Weighting Factors for measurement of Cumulative FVA and the Premium Amount and will at no time change as it relates to the Series B Participating Preferred Stock.

(2)         Represents the 2017 Land Values as published in the 2017 Land Value Report for each Portfolio State. Such values will remain constant for purposes of calculating the FVA Amount, notwithstanding any revisions to the 2017 Land Values in subsequent Land Value Reports.

(3)         In order to index the 2017 Land Value for each Portfolio State (as set forth in the 2017 Land Value Report), which is the date from which the cumulative change in FVA will be measured for purposes of calculating the FVA Amount, the Land Value for each Portfolio State as of such date is being assigned a baseline index value of 100.0 by multiplying each by the multiplier indicated in the table above. The multipliers set forth above are presented solely for the purpose of indicating the numerical relationship between the actual Land Value for each of the Portfolio States and the indexed baseline value of 100.0 for such Portfolio States. The multipliers will remain constant throughout the term of the Series B Participating Preferred Stock and have not and will not be adjusted to reflect any revisions in subsequent Land Value Reports of the 2017 Land Values for each Portfolio State.

(4)         Equals the product of the actual 2017 Land Value for each Portfolio State, multiplied by the baseline multiplier for each Portfolio State.

The following table illustrates how FVA, as measured in the Land Value Report, would be applied for purposes of determining the liquidation preference, dividend amounts and annual and total return for the Series B Participating Preferred Stock based on the following hypothetical assumptions:

•                  That the shares of Series B Participating Preferred Stock were issued on September 30, 2017.

•                  Constant annual FVA of 5%.

•                  Dividend rate per annum of 10.00% for the period from and including September 30, 2024 until the Series B Participating Preferred Stock is no longer outstanding.

•                  That during the period presented, there is no liquidation, dissolution or winding up of the Company and that we do not exercise our option to redeem or convert the Series B Participating Preferred Stock.

The information in this table is for illustrative purposes only and is not intended to predict future farmland value appreciation, liquidation preferences, dividend amounts or return on investment. See “Risk Factors—The various hypothetical figures and illustrations contained in this prospectus supplement should not be taken as an indication or prediction of future investment results” and “Risk Factors—There is no guarantee that any FVA Amount or Premium Amount will accrue or be paid on the Series B Participating Preferred Stock.”

		Hypothetical Cumulative	Investor Participation	Hypothetical	Hypothetical Cumulative Net FVA	Hypothetical Liquidation	Hypothetical	Hypothetical Return %
Year	Date	FVA	Percentage	FVA Factor	Amount	Preference (1)	Dividend	Annual	Gross (2)
Offering	September 30, 2017	—				$25.00
Year 1 (3)	September 30, 2018	5.0%	50%	2.5%	$0.63	$25.63	$1.500	8.50	8.50
Year 2 (3)	September 30, 2019	10.0%	50%	5.0%	$1.25	$26.25	$1.500	8.50	17.00
Year 3 (3)	September 30, 2020	15.0%	50%	7.5%	$1.88	$26.88	$1.500	8.50	25.50
Year 4 (3)	September 30, 2021	20.0%	50%	10.0%	$2.50	$27.50	$1.500	8.50	34.00
Year 5 (4)	September 30, 2022	25.0%	50%	12.5%	$3.13	$28.13	$1.500	8.50	42.50
Year 6 (4)	September 30, 2023	30.0%	50%	15.0%	$3.75	$28.75	$1.500	8.50	51.00
Year 7 (4)	September 30, 2024	35.0%	50%	17.5%	$4.38	$29.38	$1.500	8.50	59.50
Year 8 (5)	September 30, 2025	40.0%	N/A		$4.38	$29.38	$2.938	11.75	71.25
Year 9 (5)	September 30, 2026	45.0%	N/A		$4.38	$29.38	$2.938	11.75	83.00
Year 10 (5)	September 30, 2027	50.0%	N/A		$4.38	$29.38	$2.938	11.75	94.75

(1)             Reflects the initial liquidation preference as increased by the hypothetical FVA Amount. The FVA Amount is subject to a cap such that the total internal rate of return, when considering the initial liquidation preference, the FVA Amount (if positive), plus the Premium Amount (if applicable and if positive), plus dividends (whether paid or accrued) to, but excluding, the date of redemption, conversion or liquidation, will not exceed 9.0%. The table does not reflect the payment of any Premium Amount, which may be applicable if we exercise our option to redeem or convert the Series B Participating Preferred Stock after September 30, 2021 but before September 30, 2024. On September 30, 2024, the FVA Amount will become fixed (based on the FVA Amount calculated based on the 2024 Land Value Report) and cease to accrue, and the dividend yield will increase to 10.00% per annum on the initial liquidation preference plus the FVA Amount (if positive). Such cap would apply (i) in the event of a liquidation, dissolution or winding up of the Company, (ii) if we exercise our option to redeem or convert the Series B Participating Preferred Stock prior to September 30, 2024 or (iii) on September 30, 2024, which is the date on which dividends begin to accrue on the initial liquidation preference plus the FVA Amount (if any). To illustrate the application of the cap, assuming constant annual FVA of 10% rather than 5%, and assuming that we have not redeemed or converted the Series B Participating Preferred Stock or liquidated, on September 30, 2024, the Hypothetical FVA Amount would be fixed at $6.90, reflecting a 9.0% internal rate of return.

(2)             Calculated as (A) cumulative dividends plus (i) for periods prior to September 30, 2024, the hypothetical accrued FVA Amount or (ii) for periods after September 30, 2024, the difference between the initial liquidation preference of $25.00 per share and the Adjusted Value (as defined below), in each case divided by (B) the initial liquidation preference of $25.00 per share of Series B Participating Preferred Stock.

(3)             Prior to October 1, 2021, shares of the Series B Participating Preferred Stock are not convertible or redeemable.

(4)             From and after October 1, 2021, shares of the Series B Participating Preferred Stock are redeemable and convertible at our option. See “—Redemption” and “—Conversion Rights.”

(5)             From and after September 30, 2024, the FVA Amount will equal the FVA Amount calculated based on the 2024 Land Value Report, and will thereafter remain fixed at that amount. From and after September 30, 2024, a dividend rate of 10.00% per annum will be applied to the sum of the $25.00 initial liquidation preference plus the FVA Amount (if positive) calculated based on the 2024 Land Value Report.

Premium Amount

If we exercise our option to redeem or convert the Series B Preferred Stock after September 30, 2021 and before September 30, 2024 as described below in “—Redemption—Redemption at Our Option” and “—Conversion Rights—Conversion at Our Option,” we will pay a premium, or the Premium Amount, in addition to the initial liquidation preference, the FVA Amount (if positive) and all accrued and unpaid dividends. The Premium Amount will equal the product of (i) the $25.00 initial liquidation preference and (ii) the average change in Land Values in the Portfolio States over the immediately preceding four years for which a Land Value Report has been issued (based on the initial Land Values for such years included in such Land Value Reports), weighted by the Weighting Factor, multiplied by a constant investor participation percentage of 50% and prorated for the number of days between the most recent Report Release Date and the date immediately preceding the date of redemption or conversion. The Premium Amount, at any time it is measured, cannot be negative.

Cap on Total Return

Until September 30, 2024, the amount payable upon any conversion, redemption or liquidation event will be subject to a cap, such that the total internal rate of return, when considering the initial liquidation preference, plus the FVA Amount (if positive), plus the Premium Amount (if applicable and if positive), plus all dividends (whether paid or accrued) to, but excluding, the date of such redemption, conversion or final distribution to holders in respect of a Liquidation Event, shall not exceed 9.0%. On September 30, 2024, the FVA Amount will become fixed (based on the FVA Amount calculated with respect to the year 2024) and cease to accrue, the Premium Amount will no longer be payable upon an optional redemption or conversion and the dividend yield will increase to 10.000% per annum on the initial liquidation preference plus the FVA Amount (if positive).

Redemption

Redemption at Our Option

We may not redeem the Series B Participating Preferred Stock until after September 30, 2021, except in limited circumstances relating to maintaining our qualification as a REIT, as described in “Restrictions on Ownership and Transfer” in the accompanying prospectus and pursuant to the special optional redemption provisions upon a change in control that are specified below.

After September 30, 2021 but before September 30, 2024, we may redeem for cash all, but not less than all, of the then-outstanding shares of Series B Participating Preferred Stock at a redemption price per share of Series B Participating Preferred Stock equal to the Final Liquidation Preference plus the Premium Amount (if applicable and if positive).

At any time on or after September 30, 2024, we may redeem for cash all, but not less than all, of the then-outstanding shares of Series B Participating Preferred Stock at a redemption price per share equal to the initial liquidation preference plus the FVA Amount (if positive) calculated based on the 2024 Land Value Report, plus any accrued but unpaid dividends. The initial liquidation preference of $25.00 plus the FVA Amount (if positive) calculated based on the 2024 Land Value Report is referred to as the Adjusted Value.

There is no restriction on our ability to redeem shares of Series B Participating Preferred Stock while dividends are in arrearage.

Special Redemption Option upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may redeem for cash all, but not less than all, of the shares of Series B Participating Preferred Stock within 120 days after the date on which such Change of Control occurred, by paying the special redemption price, which will equal the Final Liquidation Preference. If, prior to the Change of Control Conversion Date (as defined below under the caption “—Conversion Rights—Conversion upon a Change in Control”), we have provided or provide notice of redemption with respect to the Series B Participating Preferred Stock (whether pursuant to our optional redemption right, our special redemption option or pursuant to the right described under “—Redemption upon an Absence of Suitable Indices Event”), the holders of Series B Participating Preferred Stock will not be permitted to exercise the conversion right described below under “—Conversion Rights—Conversion upon a Change of Control.”

We will mail to you, if you are a record holder of the Series B Participating Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series B Participating Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•                  the redemption date;

•                  the special redemption price;

•                  a statement setting forth the calculation of such special redemption price;

•                  the number of shares of Series B Participating Preferred Stock to be redeemed;

•                  the place or places where the certificates, if any, representing shares of Series B Participating Preferred Stock are to be surrendered for payment of the special redemption price;

•                  procedures for surrendering noncertificated shares of Series B Participating Preferred Stock for payment of the special redemption price;

•                  that dividends on the shares of Series B Participating Preferred Stock to be redeemed will cease to accrue on such redemption date unless we fail to pay the special redemption price on such date;

•                  that payment of the special redemption price will be made upon presentation and surrender of such shares of Series B Participating Preferred Stock;

•                  that the shares of Series B Participating Preferred Stock are being redeemed pursuant to our special redemption option in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•                  that the holders of the shares of the Series B Participating Preferred Stock to which the notice relates will not be able to tender such shares of Series B Participating Preferred Stock for conversion in connection with the Change of Control and each share of Series B Participating Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” means, after the initial issuance of the Series B Participating Preferred Stock, the following have occurred and are continuing:

•                  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Company entitling that person to exercise more than 50% of the total voting power of all capital stock of the Company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•                  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common stock (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Redemption upon an Absence of Suitable Indices Event

If, following an Absence of Suitable Indices Event, we do not convert all of the outstanding shares of Series B Participating Preferred Stock in accordance with the provisions described under “—Conversion Rights—Conversion upon an Absence of Suitable Indices Event,” then we will redeem all of the then-outstanding shares of Series B Participating Preferred Stock for cash at a redemption price equal to the Final Liquidation Preference.

Conversion Rights

Conversion at Our Option

After September 30, 2021, we may convert all, but not less than all, of the then-outstanding shares of Series B Participating Preferred Stock into shares of our common stock. The conversion ratio for such one-time conversion will be determined by a formula and cannot be determined until four business days after the notice of conversion is issued.

If such one-time conversion occurs after September 30, 2021 but before September 30, 2024, the formula for determining the conversion ratio per share of Series B Participating Preferred Stock will be the sum of (i) the initial liquidation preference, (ii) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), (iii) the Premium Amount (if applicable and if positive) and (iv) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the 10-day volume-weighted average price, or the VWAP, of our common stock on the NYSE, as reported by Bloomberg Business News, if available, on the date the notice of conversion is issued.

If such one-time conversion occurs on or after September 30, 2024, the formula for determining the conversion ratio will be (i) the Adjusted Value, plus any accrued and unpaid dividends to, but excluding, the conversion date, divided by (ii) the VWAP as reported by Bloomberg Business News, if available, on the date the notice of conversion is issued.

If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume-weighted average of the high and low trading prices of our common stock on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as our common stock is then listed or traded) calculated using the high and low prices (volume-weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of the VWAP for all purposes hereunder.

Conversion upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series B Participating Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series B Participating Preferred Stock as described above under “—Redemption—Special Redemption Option upon a Change of Control”) to convert some or all of the Series B Participating Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Participating Preferred Stock to be converted equal to the lesser of:

•                  the quotient obtained by dividing (i) the sum of (x) the initial liquidation preference, plus (y) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number), plus (z) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Participating Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series B Participating Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series B Participating Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Price (as defined below); and

•                  5.72082 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of shares of our common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of Series B Participating Preferred Stock will receive upon conversion of such Series B Participating Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration. The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the Conversion Consideration.

If the holders of our common stock have the opportunity to elect the form of consideration to be received upon a Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable upon such Change of Control.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Participating Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•                  the events constituting the Change of Control;

•                  the date of the Change of Control;

•                  the last date and time by which the holders of Series B Participating Preferred Stock may exercise their Change of Control Conversion Right;

•                  the method and period for calculating the Common Stock Price;

•                  the Change of Control Conversion Date;

•                  that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the shares of Series B Participating Preferred Stock, holders will not be able to convert shares of Series B Participating Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•                  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Participating Preferred Stock;

•                  the name and address of the paying agent and the conversion agent; and

•                  the procedures that the holders of Series B Participating Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the “Investor Relations” page of our corporate website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Participating Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series B Participating Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series B Participating Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

•                  the relevant Change of Control Conversion Date;

•                  the number of shares of Series B Participating Preferred Stock to be converted; and

•                  that the Series B Participating Preferred Stock is to be converted pursuant to the Change of Control Conversion Right Series B Participating Preferred Stock.

The “Change of Control Conversion Date” is the date on which the shares of Series B Participating Preferred Stock are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Participating Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which shares of our common stock are then traded, or (y) the average of the last quoted bid prices for shares of our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Conversion upon an Absence of Suitable Indices Event

If, following an Absence of Suitable Indices Event, we do not redeem all of the outstanding shares of Series B Participating Preferred Stock in accordance with the provisions described under “—Redemption—Redemption upon an Absence of Suitable Indices Event,” then we will convert all of the shares of Series B Participating Preferred Stock into shares of our common stock, at a conversion ratio per share of Series B Participating Preferred Stock equal to the sum of (i) the initial liquidation preference, (ii) the FVA Amount for the relevant period (if the FVA Amount for such period is a positive number) and (iii) any accrued and unpaid dividends to, but excluding, the fourth business day following the notice of conversion, divided by the VWAP, as reported by Bloomberg Business News, if available, on the day the notice of conversion is issued.

If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume-weighted average of the high and low trading prices of our common stock on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as our common stock may be listed or traded) calculated using the high and low prices (volume-weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of the VWAP for all purposes hereunder.

Fractional Shares; Delivery of Common Stock

Upon conversion of shares of Series B Participating Preferred Stock, whether pursuant to the rights described under “—Conversion at Our Option,” “—Conversion upon a Change of Control” or “—Conversion upon an Absence of Suitable Indices Event,” we will deliver the shares of our common stock due upon conversion as soon as practicable on or after, but in no event later than the fourth business day after, the conversion date or Change of Control Conversion Date, as applicable. However, on the conversion date or Change of Control Conversion Date, as applicable, the holder to whom the shares of our common stock due upon conversion are to be issued will be deemed to be a holder of record of such shares of common stock.

We will not issue fractional shares of our common stock upon the conversion of the shares of Series B Participating Preferred Stock. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the VWAP for a conversion at our option or the Common Stock Price for a conversion upon a Change of Control, as applicable.

Power to Increase or Decrease Authorized Shares and Issue Additional Shares of Our Common and Preferred Stock

Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series without stockholder approval. We believe that the power of our Board of Directors to increase or decrease the number of authorized shares and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares, will be available for issuance without further action by our stockholders (including holders of the Series B Participating Preferred Stock), unless such action is required by applicable law, the terms of any other class or series of shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our shareholders or otherwise be in their best interests.

Listing

We intend to apply to list the Series B Participating Preferred Stock on the NYSE under the symbol “FPI PR B.” If the listing application is approved, we expect trading of the Series B Participating Preferred Stock to commence within 30 days after initial delivery of the shares.

Transfer Agent and Registrar

We have retained American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our Series B Participating Preferred Stock.